Exhibit 10(i)

The rights and remedies of Ronald D. Ordway under this instrument are subject to the terms and conditions of those certain Debt Subordination Agreements dated as of June 28, 2006 among Ronald D. Ordway, Video Display Corporation, its subsidiaries and each of RBC Centura Bank and Regions Bank, as each may be amended from time to time, each of which is incorporated herein by specific reference thereto to the same extent as if fully set forth herein.

SUBORDINATED NOTE AGREEMENT

$6,000,000.00

State of Georgia	)	, 2006
)
County of Dekalb	)

FOR VALUE RECEIVED, the undersigned, Video Display Corporation promises to pay to the order of Ronald D. Ordway (together with any holder hereof, the “Holder”) at any such place the principal sum of Six Million and No/100 Dollars ($6,000,000.00) plus all accrued and unpaid interest on the unpaid balance of such principal amount, at the rate of interest and in installments as described below.

Principal and interest shall be due and payable on the first day of each month, commencing August 1, 2006, in consecutive monthly installments in an amount equal to the sum of (i) all then accrued and unpaid interest, plus (ii) a principal payment in the amount of $33,333.33.  The entire unpaid principal amount hereof, together with accrued and unpaid interest thereon and all other amounts payable hereunder shall be due and payable on July 1, 2021.

Interest on the unpaid balance hereof shall accrue at an annual rate (computed on the basis of actual days elapsed over a 360 day year) equal to the prime rate plus one percent (1.00%) which interest shall be paid monthly until expiration of the Note. The prime rate for purposes of this Note shall be determined on a month to month basis, using the consensus prime rate published by the Wall Street Journal effective on the first day of each such month.

The rights and remedies of Ronald D. Ordway under this instrument are subject to the terms and conditions of that certain Debt Subordination Agreement dated as of June 28, 2006 between Ronald D. Ordway, RBC Centura Bank and Regions Bank, as it may be amended from time to time, which is incorporated herein by specific reference thereto to the same extent as if fully set forth herein.

The undersigned shall have the right to repay the indebtedness represented by this Note in whole or in part without premium or penalty.

The Holder is hereby granted a lien on all assets of Video Display Corporation subordinated only to those liens filed by Centura Bank and Regions Bank.

This Note supercedes any and all demand notes outstanding between the lender, Ronald D. Ordway and the borrower, Video Display Corporation.

This Note is executed under the hand and seal of the undersigned on the date first above written.

BY:	VIDEO DISPLAY CORPORATION
Borrower

/s/ Michael D. Boyd
Michael D. Boyd
Chief Financial Officer